Exhibit 10.27

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
_____________________

Key Employee Incentive Plan
for Transaction Bonuses

As Amended and Restated on March 16, 2017
_____________________

1. Effective Date and Term. This Key Employee Incentive Plan for Transaction Bonuses (the “Plan”) of Advanced Environmental Recycling Technologies, Inc. and its subsidiaries (together, the “Company”) is effective on the date (the “Effective Date”) of the Plan’s approval by the Board of Directors of the Company (the “Board"), and shall consist of the opportunity for each Participant (as determined pursuant to Section 2 below) to receive two payments (collectively, a “Bonus”) pursuant to the terms and conditions set forth herein to the extent vested. The Plan shall remain in effect until the payment of all Bonuses that become payable hereunder; subject to any earlier termination pursuant to Section 6(k) below.

2. Participants Covered. Each person listed on Exhibit A (subtitled “Initial Participants and Bonus Amounts”) shall become a participant in the Plan as of the Effective Date, provided that such person executes a “Notice of Acceptance” substantially in the form attached as Exhibit B within 14 days after receiving such form from the Company (thereby becoming a “Participant”). With respect to the Bonus otherwise payable to a Participant whose cessation of employment or other actions result in a forfeiture of Plan participation, the “Committee” (as defined in Section 6(a) below) may elect to add participants to the Plan after the Effective Date, and any such additional participant shall be considered to be a Participant as of the date specified by the Committee in a written notice setting forth for the individual the terms and conditions (including the bonus applicable from Exhibit A) associated with his or her participation in the Plan, provided that such person executes a “Notice of Acceptance” substantially in the form attached as Exhibit B within 14 days after receiving such form from the Company. Unless otherwise granted to a different or new Participant, the Bonus allocated to a Participant whose employment is terminated or who otherwise forfeits his or her Plan participation (except as set forth in Section 3 below) shall be extinguished in its entirety and be property of the Company and its stakeholders. In connection with the consummation of a Transaction, to the extent of any Unallocated Bonus Percentage as set forth on Exhibit A or unvested Bonus Percentage held by any Participant, the Company shall allocate such Percentage among the remaining employee Participants employed at the time of such Transaction as determined in the Company’s sole discretion.

3. Bonus Payments. To motivate and reward Participants for contributing to a successful “Transaction” (as defined in Section 3(a) below) and as an incentive for Participants to abide by certain restrictive covenants (including post-termination non-compete, non-solicitation, and non-use or disclosure of a purchaser’s confidential information) in employment agreements between each Participant and the Company or the purchaser or an affiliate, which will go into effect as of or immediately following the Transaction (the “Restricted Covenants”), the Plan offers them the opportunity to earn Bonuses, in amounts that are determined pursuant to Section 3(b) below, and that are paid in accordance with Section 3(c) below to those Participants who meet the requirements set forth herein. Aside from Bonuses paid hereunder, no other benefits shall be payable pursuant to this Plan. A Participant shall forfeit all rights under the Plan and shall not receive any Bonus if, prior to a Transaction, the Participant’s employment with the Company ceases for any reason (other than Participant’s death, permanent disability or permanent retirement from full time employment, in which case the Participant shall keep its rights under the Plan to the extent vested).

(a) “Transaction” means the sale or other disposition, in one or a series of transactions, of (i) all or substantially all of the assets of the Company, or (ii) at least 60% of the voting equity interests in the Company. If the Company engages in a series of sale or disposition transactions, then the occurrence of a Transaction shall be determined on the basis of all transactions in the series collectively, and shall be deemed to occur upon the closing of the last transaction after which substantially all of the assets of the Company and/or such voting equity interests have been sold or otherwise disposed of. Notwithstanding the foregoing, a “Transaction” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting equity interests of the Company immediately prior to such transaction or series of transactions continue to own the majority of the equity interests in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(b) Bonus Calculation. In the event of a Transaction but subject to the terms and conditions set forth in this Section 3, each Participant shall be entitled to receive a Bonus (payable in two installments as described in Section 3(c) below) in an amount equal to the Participant’s applicable Bonus percentage to the extent vested that is set forth in Exhibit A for the Participant multiplied by the applicable Bonus Pool Amount:

Enterprise Value of Transaction	Bonus Pool Amount
Below $65,000,000	$0
Equal to or greater than $65,000,000	$2,000,000
For each dollar above $65,000,000	10% of such increment (in addition to the $2,000,000 above)

For purposes of this Agreement, “Enterprise Value” means the value of any cash and securities that the Company or its stakeholders (including its lenders) actually receive at the time of consummation of such Transaction (i.e., such value is determined net of any and all fees (including management fees) and expenses); provided that any additional cash or securities sale proceeds actually received within five (5) years after the closing (e.g. earnouts, equity and escrows that has been converted into cash or securities proceeds) shall be included in the calculation of Enterprise Value and any increase to the Bonus will paid to Executive within five (5) business days after receipt thereof by the stakeholders; provided further , any equity of the buyer granted to the Company or its stakeholders may be valued by the Committee in its sole discretion as of the consummation of a Transaction and included at such time in the calculation of Enterprise Value. With respect to any mergers, acquisitions, divestitures and/or similar business combinations directly relating to the Company, the Enterprise Value targets shall be equitably adjusted by the Company. The Enterprise Value target above (i.e. $65,000,000) shall be adjusted upward for each additional dollar of equity or principal amount of debt invested in the Company by its affiliates on or after the Effective Date of the Plan.

For example, if the Enterprise Value: is (i) $64,000,000, no Bonus shall be paid, (ii) $65,000,000, the aggregate Bonus Pool Amount shall be $2,000,000 and (iii) $100,000,000, the aggregate Bonus Pool Amount shall be $5,500,000.

(c) Payment of Bonuses. On or within ten (10) business days after the consummation of a Transaction, the Company shall make a payment to each Participant who is employed in good standing on such date. The payment shall consist of the same proportional amount of cash and securities received by the Company’s stakeholders in the Transaction; provided that if the Participant is unable to receive such securities pursuant to applicable law, the Company shall value such securities and instead make a payment of cash in lieu thereof. The amount of such payment will equal one-half (50%) of the Bonus determined for the Participant under Section 3(b) above. The Company (or the successor in a Transaction) shall pay the remaining (50%) of the Participant’s Bonus within the ten-day period beginning sixty (60) days after the consummation of the Transaction, provided that either the Participant is employed in good standing on such sixtieth (60th) day after the Transaction or such Participant’s employment was terminated after the consummation of the Transaction by the Company (or the successor in a Transaction) without Cause beforehand. Notwithstanding the foregoing, a Participant shall not qualify to receive a Bonus payment unless, on or before the first date for its payment pursuant to the foregoing terms and conditions, such Participant shall have executed and not revoked (and the time period for revocation shall have lapsed) a general release of claims in the form provided by the Company. If a Participant fails to qualify for receipt of a Bonus payment, such Participant shall forfeit all rights under the Plan, and no Bonus shall be payable to such Participant.

(d) “Cause” means (i) the Participant’s act or acts of personal dishonesty, incompetence, willful misconduct, gross negligence or breach of fiduciary duty, (ii) the Participant’s commission (plea of Nolo Contendere) of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction), crime involving moral turpitude or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other misdemeanor offense or violation outside of the course of employment that in no way adversely affects the Company or its reputation or the ability of the Participant to perform his or her employment related duties or to represent the Company), (iii) the material breach by the Participant of any applicable written policy of the Company, (iv) refusal by Participant to perform the lawful duties assigned to him or her by the Company, or (v) the commission of any other act or omission involving theft, dishonesty, disloyalty or fraud with respect to the Company or any of its customers or suppliers; provided that, with respect to any Participant who is party to an employment agreement with the Company or a subsidiary or affiliated company, “Cause” shall have the meaning specified in such Participant’s employment agreement. The determination as to whether “Cause” has occurred shall be made by the Committee, which shall have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts, or omissions constituting “Cause.” The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment at any time, and the term “Company” will be interpreted herein to include any subsidiary, affiliate, or successor thereto, if appropriate. Furthermore, a Participant’s employment shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s employment), facts or circumstances are discovered that would have justified a termination for Cause.

4. Forfeiture of Bonus. Participant agrees to repay the Company all or a prorated amount of the Bonus within 30 days of any decision by a court or arbitrator that Participant has violated the Restricted Covenants, with the repayment amount equal to: (i) the entire Bonus if such violation occurs prior to the sixtieth (60th) day following the Transaction, (ii) if the violation of the Restricted Covenants occurs on or after the sixtieth (60th) day following the Transaction and before the termination of the Participant’s employment with the Company, two-thirds (2/3) of the Bonus; or (iii) if the violation of the Restricted Covenants occurs after the sixtieth (60) day following the Transaction and after the Participant’s termination of employment with the Company, two-thirds (2/3) of the Bonus multiplied by a fraction, the numerator of which is the number of full or partial months remaining in the Participant’s covenant not to compete at the time of the Participant’s violation of the Restricted Covenants and the denominator of which is the total number of months post-termination of employment in the Participant’s covenant not to compete. Any repayment of the consideration for the Bonus is in addition to any other remedy to which the entity seeking to enforce the Restricted Covenants may be entitled.

5. Section 409A. Each payment due under this Plan shall be considered to be a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986 (as amended from time to time, the “Code”), and all such payments are intended to be short-term deferrals that are exempt from Section 409A. The Committee shall interpret and administer the Plan accordingly, and shall have complete discretion to make any determination and to take any determination that avoids any violation of Section 409A.

6. Miscellaneous.

(a) Administration. The Company, acting by its Board or a Compensation Committee appointed by such Board (in either case, the “Committee”), shall administer the Plan, shall in such capacity be responsible for the general administration and management of the Plan, and shall have all powers and duties necessary to fulfill its responsibilities, including the discretion to determine all questions relating to the eligibility of employees to collect Bonuses, and the calculation and payment of all such Bonuses. The Committee shall accordingly have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Committee deems to be appropriate in its sole and absolute discretion, to revise any form associated with this Plan in any manner that the Committee determines to be appropriate, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall instead be upheld unless clearly arbitrary or capricious. The Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. Unless arbitrary and capricious, all actions taken and all determinations made by the Committee shall be final and binding on all persons claiming any interest in or under the Plan.

(b) Manner of Payment, and Tax Withholding. Any amounts payable under this Plan shall be paid to Participants in the same manner as they receive regular payroll (or by mail to the last known address of any Participant whose employment has terminated). The Company will deduct from any Bonus payment all required withholdings for state, federal, and local employment, income, payroll, or other taxes. The Company shall pay all Bonuses out of its general assets. Nothing contained in this Plan shall constitute, or be treated as creating, a trust or create any fiduciary relationship. The Company shall be under no obligation to segregate any assets for the purpose of providing Bonuses under the Plan and no person or entity which is entitled to payment under the terms of the Plan shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company. To the extent that a Participant or any other person acquires a right to receive any Bonus under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and the Participant's (or other person's) position with respect to such amounts shall be that of a general unsecured creditor of the Company.

(c) No Right to Continued Employment. Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its successors, or as a limitation of their right to terminate the employment of any Participant for any or no reason.

(d) Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to conflict of law principles which would require application of the law of another jurisdiction (except to the minimum extent that the law of the State of Delaware specifically and mandatorily requires otherwise).

(e) Dispute Resolution. Each of the parties agrees that any dispute between the parties regarding this Agreement shall be resolved only in the courts of the State of Delaware or the U.S. District Court of Delaware, and the appellate courts having jurisdiction of appeals in such courts. Without limiting the generality of the foregoing, each of the Company and the Participants hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Plan, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the U.S. District Court of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such courts; and (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(f) Notices. All notices, requests, demands and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed given (i) when personally delivered to the recipient (provided a written acknowledgement of receipt is obtained), (ii) one (1) business day after being sent by a nationally recognized overnight courier (provided that a written acknowledgement of receipt is obtained by the overnight courier) or (iii) four (4) business days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the party concerned at the address indicated below (or such other address as the recipient shall specify by ten days’ advance written notice given in accordance with this paragraph (e):

To the Company:

Advanced Environmental Recycling Technologies, Inc.
               914 N. Jefferson Street
Springdale, Arkansas 72764
Attention: Chief Executive Officer

With a copy to:

Paul Hastings LLP
71 S. Wacker Drive, 45th Floor
                                            Chicago, IL 60606
Attention: Amit Mehta

and

HIG Capital, LLC
500 Boylston, Suite 1350
Boston, MA 02116
Attention: Michael Phillips and Todd Ofenloch

To the Participant: The last address shown in the Company’s records.

(g) Successors and Assigns. The Company shall be entitled to assign this Plan to a purchaser of all or substantially of the Company’s assets; provided, however, such assignment shall not relieve the Company of its obligations under the Plan. Except as provided Section 6(i) below, no rights or benefits under this Plan may be assigned by any Participant without the Company’s (or its assignee’s) prior written consent.

(h) Anti-alienation Clause. No payment under the Plan may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

(i) Beneficiary Designation. A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive in the event of the Participant’s death any payment due under the Plan. In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his or her estate.

(j) Effect on Other Plans and Bonus Rights. The Bonuses provided under the Plan supersede any bonus or other incentive compensation that is otherwise payable by the Company in connection with any Transaction, including any stock option agreements to the extent not vested provided by the Company to any Participant. By accepting the terms of this Plan and becoming a Participant, any stock option agreement (to the extent not vested) executed by a Participant is automatically terminated in full.

(k) Amendment and Termination. The Board or the Committee may amend this Plan any time and from time to time, and may terminate this Plan at any time; provided that any amendment, or termination other than pursuant to the following clause, that adversely and materially affects a Participant will be subject to the Participant’s written consent thereto.

(l) Adjustments. In the event of a reorganization, recapitalization, acquisition, divestiture or other material change to the capital structure of the Company, the Board or the Committee, in order to prevent the dilution or enlargement of rights under this Plan, shall consider in good faith any adjustments to the Plan as may be determined to be appropriate and equitable.

IN WITNESS WHEREOF, the Company’s Board has caused this Plan to be adopted as of the Effective Date.

Exhibit 10.27

Exhibit A

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

KEY EMPLOYEE INCENTIVE PLAN

FOR TRANSACTION BONUSES

______________________________

“Initial Participants and Bonus Percentages”

As of March 16, 2017

______________________________

Name	Title	Bonus Percentage*
Tim Morrison	CEO	28.0%
Randall Gottlieb	President	17.0%
Brian Hanna	CFO	17.0%
Brent Gwatney	SVP of Sales	15.0%
Stormy Luttrell	Director of Purchasing and Logistics	3.0%
Mary Jones	Controller	6.0%
Rich Shields	VP Operations	8.0%
Gary Hobbs	Sr. Engineer R&D	6.0%
Unallocated		0.0%
		100.0%

*This column lists the aggregate bonus percentage that is payable in two installments in accordance with the Plan subject to vesting as set forth in the Notice of Acceptance.

NOTE: Actual payments will be calculated based on the terms and conditions of the Plan.

Exhibit 10.27

Exhibit B

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

“Notice of Acceptance”

_________, 2017

[Participant’s Name]
[Address]

Subject: AERT Key Employee Incentive Plan
   for Transaction Bonuses

Dear _______:

We are pleased to provide you with this “Notice of Acceptance” pursuant to the terms and conditions of our Key Employee Incentive Plan for Transaction Bonuses (the “Plan”). This letter constitutes our offer to have you participate in the Plan according to its terms and conditions. A copy of the Plan is enclosed for your reference.

If you want to accept this offer for Plan participation, you must execute the acceptance below and return this form to the Company, within the next 14 days, using the enclosed stamped envelope. If you fail to reply within this time frame, you will not be entitled to participate in the Plan.

Pursuant to, and subject to the terms and conditions of, the Plan, the amount of the bonus that you may become entitled to receive will equal __% of the Bonus Pool Amount multiplied by your vested percentage as set forth in the immediately following paragraph (which the aggregate amount would be payable in two installments in accordance with the Plan).

Your vested percentage will equal 100% if and only if you have been continuously employed through the last full month prior to a consummation of a Transaction.

The Bonuses provided under the Plan supersede any bonus or other incentive compensation that is otherwise payable by the Company in connection with any Transaction, including any stock option agreements provided by the Company to any Participant. By accepting the terms of this Plan and becoming a Participant, any stock option agreement (to the extent not vested) executed by a Participant is automatically terminated in full.

Should you have any questions, please contact _____________.

Best regards,

* * *

ACCEPTED this __ day of __________, 2017, by the undersigned, who hereby acknowledges having had a fair, adequate, and satisfactory opportunity to consider the Plan’s terms and conditions, and to consult with personal legal counsel before signing below.

Your Signature: _______________________________

Your Printed Name: ___________________________________